Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated March 31, 2017, with respect to the consolidated balance sheets of IronPlanet Holdings, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit, cash flows and comprehensive loss for each of the years in the two year period ended December 31, 2016, incorporated herein by reference.

San Francisco, California	/s/ KPMG LLP
November 9, 2017	KPMG LLP